Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number: 04-19

Harrell Beck

Dev Ghose

Shurgard Storage Centers, Inc.

(206) 652-3733

Media Contact

Broadgate Consultants, Inc.

(212) 232-2222

FOR IMMEDIATE RELEASE

SHURGARD ELECTS NEW CHIEF FINANCIAL OFFICER:

SEATTLE, WASHINGTON, September 17, 2004 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT) in the United States and Europe, announced today that its Board of Directors had elected Dev Ghose to the position of Executive Vice President and Chief Financial Officer, effective immediately. Mr. Ghose joined Shurgard in June 2004 and succeeds Dave Grant, President of the Company, who has been serving as Interim CFO. “Dev has become a valued member of our executive team in a short time,” said Mr. Grant. “He has quickly assumed the leadership role in delivering high quality financial controls and reporting.”

For more than 16 years between 1986 and 2003, Mr. Ghose, a Certified Public Accountant, was part of the executive leadership of Health Care Property Investors, a public REIT listed on the New York Stock

Exchange (NYSE: HCP). At HCPI, Mr. Ghose served in a number of senior financial capacities, including as Senior Vice President, Finance & Treasurer, and earlier as Vice President and Controller. Prior to HCPI he worked with Price Waterhouse in the US as audit manager and KPMG in the United Kingdom, responsible for diversified manufacturing and service companies. Until joining Shurgard in June 2004, he was a Financial Service Partner with Tatum Partners. Mr. Ghose has a Bachelor of Science degree in Physics from the University of Delhi, India, and an Executive MBA from the University of California, Los Angeles. In addition to being a CPA, he is a Chartered Accountant and a Fellow of the Institute of Chartered Accountants in England and Wales.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.